EXHIBIT 1.1

SENIOR NOTE PURCHASE AGREEMENT

THIS SENIOR NOTE PURCHASE AGREEMENT (this “Agreement”) is made as of April 13, 2018, by and between Aradigm Corporation, a California corporation (the “Company”) and the lenders named on Schedule A hereto (each, a “Lender,” and, collectively, the “Lenders”).

WHEREAS, each Lender desires to lend to the Company, and the Company desires to borrow from each Lender, the amount set forth opposite such Lender’s name as set forth on Schedule A hereto (the “Initial Loans”);

WHEREAS, Grifols Woldwide Operations Ltd. (“Grifols”) has agreed to provide up to five additional loans (the “Additional Installments” and together with the Initial Loan, the “Loans”), each in the amount set forth opposite Grifols’ name as set forth on Schedule A; and

WHEREAS, the Initial Loans will be evidenced by a Promissory Note in the form attached hereto as Exhibit A (the “Initial Notes”) and each Additional Installment will be evidenced by a Promissory Note in the form attached hereto as Exhibit A (each, an “Additional Installment Note,” collectively, and together with the Initial Notes, the “Notes”).

NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

1.	AMOUNT AND TERMS OF THE NOTE

1.1	Sale and Purchase of Notes.

(a) Subject to the terms and conditions of this Agreement (including, without limitation, the satisfaction of the conditions precedent set forth in Section 5 hereof), the Company agrees to sell and issue to each Lender, and each Lender agrees to purchase an Initial Note at the Initial Closing (as defined below) in the aggregate principal amount set forth opposite such Lender’s name as set forth on Schedule A from the Company (such amount with respect to each such Lender, the “Lender’s Commitment”), by payment by the applicable Lender (or its designee) of an amount equal to the such Lender’s Commitment. The Lenders’ obligations hereunder are several and not joint obligations and no Lender shall have any liability to the Company or any other Person for the performance or non-performance of any obligation by any other Lender hereunder.

(b) Upon the date that is thirty (30) calendar days after the Initial Closing, the Company agrees to sell and issue to Grifols, and Grifols agrees to purchase (or cause one of its Affiliates (as defined below) to purchase), an Additional Installment Note, in an amount equal to Grifols’ Lender’s Commitment.

(c) Upon the date that is thirty (30) calendar days after the first Subsequent Closing (as defined below), the Company agrees to sell and issue to Grifols, and Grifols agrees to purchase (or cause one of its Affiliates to purchase), an Additional Installment Note at the second Subsequent Closing, in an amount equal to Grifols’ Lender’s Commitment.

(d) Upon the date that is thirty (30) calendar days after the second Subsequent Closing, the Company agrees to sell and issue to Grifols, and Grifols agrees to purchase (or cause one of its Affiliates to purchase), an Additional Installment Note at the third Subsequent Closing, in an amount equal to Grifols’ Lender’s Commitment.

(e) Upon the date that is thirty (30) calendar days after the third Subsequent Closing, the Company agrees to sell and issue to Grifols, and Grifols agrees to purchase (or cause one of its Affiliates to purchase), an Additional Installment Note at the fourth Subsequent Closing, in an amount equal to Grifols’ Lender’s Commitment.

(f) Upon the date that is thirty (30) calendar days after the fourth Subsequent Closing, the Company agrees to sell and issue to Grifols, and Grifols agrees to purchase (or cause one of its Affiliates to purchase), an Additional Installment Note at the fifth Subsequent Closing, in an amount equal to Grifols’ Lender’s Commitment.

2.	THE CLOSINGS

2.1 The initial closing (the “Initial Closing”) of the purchase and sale of the Initial Note shall take place at the offices of Hogan Lovells US LLP, Menlo Park, California 94025, U.S.A. on the date hereof. At the Initial Closing, the Company will deliver to each Lender an Initial Note dated the date hereof, against delivery by such Lender (or its designee) to the Company or its order of immediately available funds equal to such Lender’s Commitment by wire transfer as follows:

Bank Name and Address:	[Intentionally Omitted.]

Beneficiary Name and Address:	Aradigm Corporation 3929 Point Eden Way Hayward, CA 94545

Account Number:	[Intentionally Omitted.]

ABA/Routing Number	[Intentionally Omitted.]

SWIFT Code:	[Intentionally Omitted.]

If at the Initial Closing, the Company shall fail to tender the Initial Note to a Lender as provided above in this Section 2.1, or any of the conditions specified in Section 5 shall not have been fulfilled to a Lender’s reasonable satisfaction, such Lender shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Lender may have by reason of such failure or such nonfulfillment.

2.2 Each subsequent closing (each, a “Subsequent Closing,” collectively, and together with the Initial Closing, a “Closing” or the “Closings”) of the purchase and sale of each Additional Installment Note shall take place at the offices of Hogan Lovells US LLP, Menlo Park, California 94025, U.S.A. on the date that is thirty (30) calendar days after the previous Closing, or at such other time and place as the Company and Grifols mutually agree in writing. At each Subsequent Closing, the Company will deliver to Grifols an Additional Installment Note dated the date of such Subsequent Closing, against delivery by Grifols to the Company or its order of immediately available funds in the amount of Grifols’ Lender’s Commitment by wire transfer in accordance with the written instructions set forth in Section 2.1. If at any Subsequent Closing, the Company shall fail to tender the applicable Additional Installment Note to Grifols as provided in this Section 2.2, or any of the conditions specified in Section 5 shall not have been fulfilled to Grifols’ reasonable satisfaction, Grifols shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights Grifols may have by reason of such failure or such nonfulfillment.

3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As a material inducement to each Lender to enter into this Agreement, and subject to the exceptions set forth in the Company SEC Documents (as defined below) filed prior to the date of this Agreement, the Company hereby represents and warrants to each Lender that (the “Representations and Warranties”):

3.1 Organization of the Company. Each of the Company and its Subsidiaries (as defined below) is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Company has full corporate power and authority to own, lease and operate its properties, to conduct its business as described in the Company SEC Documents (as defined below) and to enter into and perform its obligations under the Transaction Documents (as defined below). The Company is duly qualified to transact business and is in good standing or equivalent status in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined below).

3.2 Capitalization. The Company has an authorized capitalization as set forth in the Company SEC Documents, and all of the issued shares of capital stock of the Company have been duly authorized and issued and are fully paid and non-assessable and, except as described in the Company SEC Documents, all of the shares of capital stock of the Company’s Subsidiaries are owned directly or indirectly by the Company free and clear of all liens, encumbrances, equities or claims.

3.3 SEC Reports; Financial Statements; Accounting Matters and Disclosure Controls.

(a) All Company SEC Documents since January 1, 2017 have been filed with the SEC on a timely basis. The Company SEC Documents, including, without limitation, any audited or unaudited financial statements and any notes thereto or schedules included therein, at the time filed (or, in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequent Company SEC Document) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied as to form in all material respects with the applicable requirements of the “Securities Exchange Act of 1934, as amended, and any successor statute thereto and the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder (the “Exchange Act”) and the Securities Act of 1933, as amended, and any successor statute thereto and the rules and regulations of the SEC promulgated thereunder (the “Securities Act”), as applicable.

(b) The audited consolidated financial statements of the Company and its Subsidiaries included in the Company SEC Documents (including any related notes thereto) were prepared in accordance with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be set forth in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods indicated (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto, the effect of which adjustments would not be material to the Company and its Subsidiaries, taken as a whole).

(c) The Company maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and preparation of financial statements for external purposes in accordance with GAAP. The Company has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) to ensure that material information relating to the Company, including its consolidated subsidiaries, is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms and is accumulated and made known to the management of the Company as appropriate to allow timely decisions regarding required disclosure, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and the Chief Financial Officer of the Company required under the Exchange Act with respect to such reports and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the board of directors of the Company (the “Board”) (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting and the Company is not aware of any significant deficiencies or material weaknesses, or any fraud, whether or not material, other than has been disclosed in the Company SEC Documents.

3.4 Litigation. Except as disclosed in the Company SEC Documents (the disclosure of which shall not be deemed to be an admission of materiality for any purpose), there is no action, suit, proceeding, claim, arbitration, audit of Governmental Entity (as defined below), criminal prosecution, unfair labor practice charge or complaint, examination or investigation (“Proceeding”) pending (or, to the Company’s knowledge, threatened) against the Company or any of its Subsidiaries, or relating to their activities, properties or assets or any Person whose Liability the Company or any of its Subsidiaries has retained or assumed, either by contract or by operation of Applicable Law (as defined below) or, against any officer, director or employee of the Company or any of its Subsidiaries in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of, the Company or the relevant Subsidiary that if determined adversely to the Company would reasonably be expected to have a Material Adverse Effect. To the Company’s knowledge, there is no factual or legal basis that would be reasonably expected to result in any Proceeding that if determined adversely to the Company would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any Order, and there is no Proceeding by the Company or any of its Subsidiaries currently pending or which the Company or any of its Subsidiaries intends to initiate that if determined adversely to the Company would reasonably be expected to have a Material Adverse Effect.

3.5 Intellectual Property.

(a) The Company, collectively with its Subsidiaries, owns or possesses, or has a reasonable basis on which it believes it can obtain on reasonable terms, licenses or sufficient rights to use all patents, patent applications, patent rights, inventions, know-how, trade secrets, trademarks, trademark applications, service marks, service names, trade names, domain name registrations and copyrights necessary to conduct its business as conducted as of the date hereof and, as proposed to be conducted as described in the Company SEC Documents (the “Intellectual Property”); except to the extent failure to own, possess or acquire such Intellectual Property would not be material to the business and operations of the Company. To the Company’s knowledge, the Company has not infringed the intellectual property rights of third parties and no third party, to the Company’s knowledge, is infringing the Intellectual Property, in each case, which could reasonably be expected to result in a

Material Adverse Effect. There is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by a third party that the Company’s business as now conducted infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of another. Except as disclosed in the Company SEC Documents, there are no material options, licenses or agreements relating to the Intellectual Property, nor is the Company bound by or a party to any material options, licenses or agreements relating to the patents, patent applications, patent rights, inventions, know-how, trade secrets, trademarks, trademark applications, service marks, service names, trade names or copyrights of any other person or entity. There is no material claim or action or proceeding pending or, to the Company’s knowledge, threatened that challenges any of the rights of the Company in or to, or otherwise with respect to, any Intellectual Property.

(b) All data and personal information used or maintained by the Company has been collected, maintained, used and transferred in accordance with the Company’s applicable data protection and privacy principles and policies. All such data protection and privacy principles and policies are designed and administered in accordance with all Applicable Laws. No Person has claimed any compensation from the Company for the loss of or unauthorized disclosure or transfer of personal data or information, and no facts or circumstances exist that might give rise to such a claim.

3.6 No Material Adverse Change. Since the date of the latest audited financial statements included within the Company SEC Documents, except as described or referred to in the Company SEC Documents filed prior to the date hereof, the business of the Company and its Subsidiaries has been conducted in the Ordinary Course of Business consistent with past practices and, except for cash expenditures in the Ordinary Course of Business, (a) there has not been any material change in the assets, liabilities, business, properties, financial condition or results of operations of the Company and its Subsidiaries, (b) there has not been any dividend or distribution of any kind declared, or any authorization of any dividend or distribution of any kind, set aside for payment, paid or made by the Company on any class of capital stock, (c) neither the Company nor any of its Subsidiaries has sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority, and (d) neither the Company nor any of its Subsidiaries has incurred any material liabilities except in the Ordinary Course of Business.

3.7 Accountants. The Company’s independent registered public accounting firm is identified in the Company SEC Documents and such accounting firm is a registered public accounting firm as required by the Exchange Act and are independent public accountants with respect to the Company within the meaning of Sarbanes-Oxley Act of 2002 and the applicable published rules and regulations thereunder.

3.8 Insurance. The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as is prudent and customary in the businesses in which the Company and the Subsidiaries are engaged. Neither the Company nor any Subsidiary has been refused any insurance coverage sought or applied for, and neither the Company nor any Subsidiary has any reason to believe that it will be unable to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not be material to the business of the Company.

3.9 Taxes. The Company has timely filed (or has obtained an extension of time within which to file) all tax returns it is required to have filed, except where the failure to so file would not reasonably be expected to have a Material Adverse Effect. The Company has timely paid all Taxes shown as due on such returns, except where the failure to so pay would not reasonably be expected to have a Material Adverse Effect.

3.10 Environmental Matters. The Company (a) is in material compliance with any and all Applicable Laws relating to the protection of the environment or the remediation, generation, production, use, storage, treatment, transportation, release, threatened release, exposure to or disposal of hazardous or toxic substances, wastes, pollutants or contaminants (“Environmental Laws”), (b) has obtained and is in material compliance with all permits, licenses or other regulatory approvals required under applicable Environmental Laws to conduct its business as currently conducted and (c) has not received notice of any pending Environmental Claims (as defined below), except with respect to (a), (b) or (c), that would not, individually or in the aggregate, have a Material Adverse Effect, whether or not arising from transactions in the ordinary course of business.

3.11 Real and Personal Property. The Company has good and marketable title to, or has valid rights to lease or otherwise use, all items of real and personal property that are material to the business of the Company free and clear of all liens, encumbrances, claims and defects and imperfections of title except those that (a) do not materially interfere with the use of such property by the Company or (b) would not reasonably be expected to have a Material Adverse Effect.

3.12 Transactions with Certain Persons. Except with respect to the transactions (i) that are not required to be disclosed and (ii) contemplated hereby to the extent an Affiliate of any director purchases Notes hereunder, all transactions that have occurred between or among the Company, on the one hand, and any of its officers or directors, or any Affiliate or Affiliates of any such officer or director, on the other hand, prior to the date hereof have been disclosed in the Company SEC Documents.

3.13 Employee Benefits.

(a) Each Benefit Plan complies in form and has been established, maintained and administered in accordance with its terms, and in compliance in all material respects in accordance with the requirements of Applicable Law (including ERISA and the Code).

(b) None of the Company, its Subsidiaries, any of their respective ERISA Affiliates or any of their respective predecessors has ever maintained, sponsored or contributed to, maintains, sponsors or contributes to, has ever been required to maintain, sponsor or contribute to, or otherwise participated in or participates in or in any way, directly or indirectly, has any liability with respect to any plan (including any Benefit Plan) subject to Section 412 or 430 of the Code, Section 302 of ERISA or Title IV of ERISA, including, without limitation, any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) or any “single-employer plan” (within the meaning of Section 4001(a)(15) of ERISA) which is subject to Sections 4063, 4064 or 4069 of ERISA. None of the Benefit Plans provide any material retiree health or welfare insurance benefits to any current or former employee or other Worker of the Company or its Subsidiaries except as may be required by Section 4980B of the Code and Section 601 of ERISA or any other Applicable Law.

(c) The execution and delivery of any of the Agreement and the Notes and the consummation of the transactions contemplated thereby (either alone or in combination with another event, including a termination of any employee, officer, director, shareholder or other Worker of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries or eligible dependents) will not (i) result in any material payment becoming due, or increase the amount of any compensation or benefits due, to any employee, officer, director, shareholder or other Worker of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries or eligible dependents or with respect to any Benefit Plan, (ii) materially increase any benefits or payments otherwise payable under any Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any such compensation or benefits or (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Company (or any of its Subsidiaries) to any Person.

(d) None of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has unfunded liabilities pursuant to any Benefit Plan that is not intended to be qualified under Section 401(a) of the Code and is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, a nonqualified deferred compensation plan or an excess benefit plan.

3.14 Compliance in Clinical Trials. The clinical studies and tests conducted by the Company or on behalf of the Company have been and, if still pending, are being conducted in all material respects pursuant to all Applicable Laws and authorizations.

3.15 Money Laundering. The operations of the Company are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no Proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

3.16 Authorization; Enforcement.

(a) The Company has all requisite corporate power and authority to enter into and to perform its obligations under the Transaction Documents, to consummate the transactions contemplated hereby and thereby, to issue the Notes in accordance with the terms hereof and otherwise to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated thereby (including the issuance and sale of the Notes) have been duly authorized by the Board and no further action, consent or authorization is required by the Company, its officers, directors or shareholders in connection therewith. This Agreement has been duly executed by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity and except as rights to indemnity and contribution may be limited by state or federal securities laws or public policy underlying such laws (collectively, the “Enforceability Exceptions.”)

(b) The Notes have been duly and validly authorized and, when issued, will be in the form contemplated hereunder. Each Note, when executed by the Company and when delivered to and paid for by the applicable Lender in accordance with the terms of this Agreement, will constitute valid and legally binding obligations of the Company, will be enforceable against the Company in accordance with their terms, subject to the Enforceability Exceptions, and will be free and clear of any Encumbrance and will conform to the form contemplated hereunder.

3.17 No Conflicts; Government Consents and Permits.

(a) The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including the issuance and sale of the Notes) will not (i) conflict with or result in a violation of any provision of the Company’s Charter Documents or require the approval of the Company’s shareholders, (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, indenture, or instrument to which the Company or any of its subsidiaries is a party, (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including United States federal and state securities laws and regulations and regulations of any self-regulatory organizations to which the Company or any of its subsidiaries or its securities are subject) applicable to the Company, or (iv) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Encumbrance upon any of the properties or assets of the Company or any subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any employment agreement or employment arrangement to which the Company or any of its subsidiaries is a party, except in the case of clauses (ii), (iii) and (iv) only, for such conflicts, breaches, defaults, and violations as would not reasonably be expected to have a Material Adverse Effect and, except in the case of clauses (ii) and (iv) only, Encumbrances created by the terms of the Notes.

(b) Except as provided for elsewhere in this Agreement, neither the Company nor any of its Subsidiaries is required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental authority, agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under this Agreement in accordance with the terms thereof, or to issue and sell the Notes in accordance with the terms thereof other than such as have been made or obtained.

(c) The Company and its Subsidiaries have all franchises, permits, licenses, and any similar authority necessary for the conduct of their business and are otherwise in compliance with all laws, rules and regulations applicable to them and their business, in each case now being conducted by them and as currently proposed to be conducted as disclosed in the Company SEC Documents, except for such franchise, permit, license or similar authority, the lack of which, or which compliance failure, would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any actual notice of any proceeding relating to revocation or modification of any such material franchise, permit, license, or similar authority.

3.18 Placement Agents. The Company has taken no action that would give rise to any claim by any Person for brokerage commissions, placement agent’s fees or similar payments relating to this Agreement or the transactions contemplated hereby.

3.19 Private Placement. Neither the Company nor its Subsidiary or any affiliates, nor any person acting on its or their behalf, has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under any circumstances that would require (a) registration of the Notes under the Securities Act or (b) cause the offering of the Notes pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of any applicable law, regulation or shareholder approval provisions, including, without limitation, under the rules and regulations of NASDAQ. Assuming the accuracy of the representations and warranties of the Lenders contained in Section 4 hereof, the issuance of the Notes is exempt from registration under the Securities Act. Neither the Company nor any Person acting on its behalf has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D promulgated under the Securities Act) in connection with the offer or sale of the Notes.

3.20 Investment Company Act. The Company is not, and upon the issuance, sale and delivery of the Notes will not, be required to register as an “investment company” under the Investment Company Act of 1940, as amended.

3.21 Foreign Corrupt Practices.

(a) The Company will not, directly or indirectly, use the proceeds of the Notes purchased hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, for the purpose of funding (i) any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions (unless such activities or business are authorized pursuant to a license, license exception, an exemption or exception, or other permit or authorization from a governmental authority) or (ii) any other transaction that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, purchaser, investor, lender or otherwise) of Sanctions.

(b) The Company will not use the proceeds of the Notes purchased hereunder directly, or, to the knowledge of the Company, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”).

(c) Neither the Company nor, to the knowledge of the Company, any director, officer, employee or agent thereof, has, in the past three (3) years, committed a violation of applicable regulations of OFAC, Title III of the USA PATRIOT Act or the FCPA.

(d) Neither the Company nor, to the knowledge of the Company, any director, officer, employee or agent thereof is an individual or entity currently on OFAC’s list of Specifically Designated Nationals and Blocked Persons.

The Company acknowledges that but for the truth and accuracy of the Representations and Warranties, the Lenders would not have agreed to make the Loans.

4.	REPRESENTATIONS AND WARRANTIES OF THE LENDERS

Each Lender hereby, severally and not jointly, represents and warrants to the Company with respect to only itself that, as of the date hereof and as of any applicable Closing Date:

4.1 Investment Purpose. Each Lender is purchasing the Notes for its own account and not with a present view toward the public sale or distribution thereof and has no intention of selling or distributing any of such Notes or any arrangement or understanding with any other Persons regarding the sale or distribution of such Notes except as would not result in a violation of the Securities Act. The Lender will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Notes except in accordance with the Securities Act.

4.2 Reliance on Exemptions. Each Lender understands that the Notes are being offered and sold to it in reliance upon specific exemptions from the registration requirements of federal and state securities laws and that the Company is relying upon the truth and accuracy of, and each Lender’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of each Lender set forth herein in order to determine the availability of such exemptions and the eligibility of each Lender to acquire the Notes.

4.3 Information. Each Lender has been furnished with all relevant materials relating to the business, finances and operations of the Company necessary to make an investment decision, and materials relating to the offer and sale of the Notes, that have been requested by such Lender, including, without limitation, the Company SEC Documents, and each Lender has had the opportunity to review the Company SEC Documents. Each Lender has been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other investigation conducted by or on behalf of such Lender or its representatives or counsel shall modify, amend or affect such Lender’s right to rely on the truth, accuracy and completeness of the Company SEC Documents and the Company’s representations and warranties contained in this Agreement.

4.4 Acknowledgement of Risk.

(a) Each Lender acknowledges and understands that its investment in the Notes involves a significant degree of risk, including, without limitation, that (i) the Company is a business with limited operating history and requires substantial funds in addition to the proceeds from the sale of the Notes. (ii) an investment in the Company is speculative, and only Lenders who can afford the loss of their entire investment should consider investing in the Company and the Notes, (iii) the Lender may not be able to liquidate its investment, (iv) transferability of the Notes is extremely limited, (v) in the event of a disposition of the Notes, the Lender could sustain the loss of its entire investment and (vi) the Company has not paid any dividends on its Company Common Stock since inception and does not anticipate the payment of dividends in the foreseeable future. Such risks are more fully set forth in the Company SEC Documents.

(b) Each Lender is able to bear the economic risk of holding the Notes for an indefinite period, and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment in the Notes.

(c) Each Lender has, in connection with such Lender’s decision to purchase Notes, not relied upon any representations or other information (whether oral or written) other than as set forth in the representations and warranties of the Company contained herein and the Company SEC Documents, and each Lender has, with respect to all matters relating to this Agreement and the offer and sale of the Notes, relied solely upon the advice of such Lender’s own counsel and has not relied upon or consulted counsel to the Company.

(d) Each Lender is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act or an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

4.5 Governmental Review. Each Lender understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Notes or an investment therein.

4.6 Transfer or Resale. Each Lender understands that:

(a) the Notes have not been and are not being registered under the Securities Act or any applicable state securities laws and, consequently, each Lender may have to bear the risk of owning the Notes for an indefinite period of time because the Notes may not be transferred unless, in addition to complying with any transfer restrictions in the Notes, (i) the resale of the Notes is registered pursuant to an effective Registration Statement, (ii) each Lender has delivered to the Company an opinion of counsel (in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the Notes to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, (iii) the Notes are sold or transferred pursuant to Rule 144, or (iv) each Lender is a partnership transferring to its partners or former partners in accordance with partnership interests or a limited liability company transferring to its members or former members in accordance with their interest in the limited liability company;

(b) any sale of the Notes made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and, if Rule 144 is not applicable, any resale of the Notes under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and

(c) neither the Company nor any other Person is under any obligation to register the resale of the Notes under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

4.7 Legends. Each Lender understands that the Notes will bear a restrictive legend in substantially the form set forth in Section 7.16.

4.8 Authorization; Enforcement. Each Lender has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Each Lender has taken all necessary action to authorize the execution, delivery and performance of this Agreement. Upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of each Lender enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity and except as rights to indemnity and contribution may be limited by federal or state securities laws or public policy underlying such laws.

5.	CONDITIONS OF LENDER’S OBLIGATIONS AT EACH CLOSING

Each Lender’s obligation to lend money to the Company at the Initial Closing, and Grifols’ obligation to lend money to the Company at each Subsequent Closing, and purchase each of the Notes, is subject to the satisfaction or waiver, each at the discretion of each Lender at the Initial Closing and Grifols at each Subsequent Closing, of the following conditions:

5.1 Representations and Warranties. The representations and warranties of the Company contained in Section 3 shall be true and correct in all material respects on and as of each Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

5.2 Performance. The Company shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before each Closing.

5.3 No Event of Default. No Event of Default (as defined in the Notes) nor any event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default, shall exist or would result from the making of such Loan or from the application of the proceeds therefrom.

5.4 Officers’ Certificate. The Company shall have delivered to each Lender at the Initial Closing and to Grifols at each Subsequent Closing a certificate executed by the chief executive officer and the chief financial officer of the Company, dated as of the date of such Closing, to the effect that the representations and warranties of the Company set forth herein are true and correct in all material respects as of the date of this Agreement and as of the date of such Closing (except for those representations and warranties which are qualified as to materiality, in which case, for purposes of the obligations of the Lender, shall be correct as made in Section 3) and that the Company has complied in all material respects with all the agreements and satisfied all the conditions herein on its part to be performed or satisfied on or prior to such Closing.

5.5 Initial Closing. At the Initial Closing, the Company shall have delivered to each Lender each of the following:

(a) a certificate of the Secretary of the Company, dated as of such Closing date, certifying: (a) that attached thereto is a true and correct copy of the Amended and Restated Articles of Incorporation of the Company, as amended, and that such Amended and Restated Articles of Incorporation, as amended, have not been further amended or supplemented; (b) that attached thereto is a true and correct copy of the Amended and Restated Bylaws of the Company, as amended, as in effect on the Closing; and (c) that attached thereto are true and correct copies of resolutions of the Board of Directors of the Company which authorize the execution, delivery and performance by the Company of the Agreement and the issuance, sale and delivery of the Notes; and

(b) a Certificate of Good Standing as to the Company, certified as of a recent date prior to the Closing by the Secretary of State of the State of California.

5.6 Subsequent Closing. At each Subsequent Closing, the Company shall not have received a Notice (as defined below) from Grifols regarding the exercise of its right to terminate this Agreement pursuant to Section 7.17 due to the occurrence of an Adverse Decision. For purposes of this Section 5.6, “Adverse Decision” means, the receipt by the Company of a written notification from the EMA (as defined below) or a public statement by the EMA stating that the EMA will not approve the Marketing Authorisation Application for Linhaliq for the treatment of non-cystic fibrosis bronchiectasis patients with chronic lung infection with Pseudomonas aeruginosa.

6.	COVENANTS

So long as any Loan hereunder or under the Notes shall remain outstanding, unpaid or unsatisfied, the Company shall:

6.1 Other Information. Deliver to the Lender, (a) promptly, upon (but in any event no later than two (2) Business Days after) becoming aware thereof, notice of any Event of Default (as defined in the Notes) or any event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default and (b) such additional information regarding the business, legal, financial or corporate affairs of the Company, or compliance with the terms of the Notes, as the Lender may from time to time reasonably request.

6.2 Preservation of Existence. (a) Preserve, renew and maintain in full force and effect its legal existence under the laws of the State of California and (b) take all reasonable action to maintain all corporate rights and privileges (including its good standing).

6.3 Compliance with Laws. Comply in all material respects with the requirements of all laws and all orders, writs, injunction and decrees of any governmental authority applicable to it or to its business or property.

7.	MISCELLANEOUS

7.1 Defined Terms. As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

(a) “Affiliate” means, with respect to a Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with such first Person. For the purposes of this Agreement, Lenders and their Affiliates, on the one hand, shall not be deemed to be Affiliates of the Company and its Affiliates, on the other hand.

(b) “Applicable Law” means, with respect to any Person, any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Entity applicable to such Person or any of such Person’s property and assets or such Person’s officers, directors, employees, consultants or agents in their capacity as such Person’s officers, directors, employees, consultants or agents, respectively.

(c) “Benefit Plan(s)” means all “employee benefit plans,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), and all other employee compensation and benefits plans, policies, programs, arrangements or payroll practices, including multiemployer plans within the meaning of Section 3(37) of ERISA, all equity and incentive compensation plans, all employee manuals and handbooks, severance, retention, employment, consulting, change of control, collective bargaining, deferred compensation, profit sharing, commission, health, welfare, pension, vacation, retirement agreements or plans, and any other benefit plan, agreement, program or policy in respect of any present, former or retired employee, officer, director, shareholder or other Worker of the Company or its Subsidiaries or any of their respective ERISA Affiliates, or any beneficiary of any of the foregoing individuals, in each case established, sponsored, maintained, contributed or required to be contributed to (or with respect to which any obligation to contribute has or had been undertaken) by the Company, its Subsidiaries or any of their respective ERISA Affiliates or under which the Company, its Subsidiaries or any of their respective ERISA Affiliates has any current or potential Liability.

(d) “Company SEC Documents” means all forms, registration statements, reports, schedules and statements required to be filed by the Company under the Exchange Act or the Securities Act (all such documents, including the exhibits thereto) prior to the date hereof.

(e) “Common Stock” means (i) the Company’s shares of common stock, no par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

(f) “Charter Documents” means the articles of incorporation, bylaws or other similar organizational documents or operating agreements applicable to a Person.

(g) “EMA” means the European Medicines Agency and any successor agency thereto.

(h) “Encumbrance” means any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, conditional sales agreement, encumbrance, preemptive right, right of first refusal, restriction or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future.

(i) “Environmental Claim” means any claim, notice, Order, or proceeding alleging Liability for, or an obligation with respect to, any investigation, monitoring, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (a) the presence, release or threatened release of hazardous or toxic substances, wastes, pollutants or contaminants at any location, or (b) any violation or alleged violation of or compliance or non-compliance with any Environmental Law.

(j) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(k) “ERISA Affiliate” means, with respect to any Person, any other Person that, together with such Person, is treated as, or would be deemed to be, a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

(l) “FDA” means the United States Food and Drug Administration and any successor agency thereto.

(m) “GAAP” means the United States generally accepted accounting principles in effect from time to time.

(n) “Governmental Entity” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) international, multinational, federal, state, local, municipal, foreign or other government, agency or authority, or (c) governmental or quasi-Governmental Entity of any nature (including any governmental division, department, agency, Regulatory Authority, commission, instrumentality, official, organization, unit, body or Person and any court or other tribunal).

(o) “Liability” means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, known or unknown, and whether accrued, absolute, contingent, matured, unmatured or other, including “off-balance sheet” liabilities.

(p) “Material Adverse Effect” means any change, event, development, effect, state of facts, condition, circumstance or occurrence or other matter that is, or would reasonably be expected to have or give rise to, individually or together with one or more contemporaneous change, event, development, effect, state of facts, condition, circumstance or occurrence, a material adverse effect on or material adverse change to (a) the condition (financial or otherwise), business, results of operations, assets, Liabilities, capitalization or financial performance of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company and its Subsidiaries to issue and sell the Notes as contemplated under the Transaction Documents or to perform any of its obligations under the Transaction Documents; provided, however, that any adverse effects attributable to any of the following as they relate to the Company and its Subsidiaries shall not be deemed to constitute, and the following shall not be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) conditions affecting the pharmaceuticals industries (other than those that disproportionately affect the Company and its Subsidiaries relative to similarly situated industry participants), (b) conditions affecting the U.S. economy as a whole or affecting the financial or securities markets in the United States or any foreign markets where the Company and its Subsidiaries have operations (other than those that disproportionately affect the Company and its Subsidiaries relative to similarly situated industry participants), (c) changes in GAAP (or any interpretation thereof) (other than those that disproportionately affect the Company and its Subsidiaries relative to similarly situated industry participants), (d) conditions caused by acts of terrorism or war (whether or not declared), or (e) the taking of any action specifically required by this Agreement.

(q) “Order” means any order, writ, judgment, injunction, ruling, decree, stipulation, determination or award entered by or with any Governmental Entity that is binding on any Person or its property.

(r) “Ordinary Course of Business” means the ordinary course of the Company’s business, consistent with the past practice of the Company.

(s) “Permits” means all licenses, permits, franchises, approvals, authorizations, easements, variances, consents, exemptions, certificates, listings, registrations, orders, or filings of or with, any Governmental Entity or any other Person, necessary for the conduct of, or relating to, the operation of the business of the Company or its Subsidiaries.

(t) “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other form of entity.

(u) “Sanctions” means economic sanctions administered or enforced by the United States government (including, without limitation, sanctions enforced by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State), the United Nations Security Council, the European Union or Her Majesty’s Treasury.

(v) “Subsidiary” when used with respect to any Person, shall mean any entity, corporation or other organization, whether incorporated or unincorporated, at least fifty percent (50%) of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries.

(w) “Regulatory Authority” means any Governmental Entity responsible for Permits with respect to any products developed, manufactured, marketed or distributed by or on behalf of the Company, including the FDA, EMA and any corresponding Governmental Entity.

(x) “Tax” (including with correlative meaning, the terms “Taxes” and “Taxable”) means all taxes and duties and similar governmental charges, levies, imposts or withholdings (including net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes) whenever and by whatever Governmental Entity imposed, and whether of the United States or a foreign, state or local jurisdiction, together with in any such case any interest, fines, penalties, surcharges and charges incidental or relating to the imposing of any of such Taxes and any additions to tax or additional amounts with respect thereto.

(y) “Transaction Documents” means this Agreement and the Notes.

(z) “Worker” means any individual performing services for the Company (or any of its Subsidiaries) in the capacity of an employee, director, independent contractor and/or otherwise.

7.2 Binding Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be enforceable by the Company and each Lender and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any third party any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.3 Assignment. The Company may not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Lenders and may not assign or otherwise transfer any of its rights or obligations under any the Notes without the prior written consent of the applicable Lender. Neither Lender may at any time assign, as collateral or otherwise, to one or more assignees all or a portion of its rights and obligations under this Agreement or any Note (including, without limitation, rights to all or a portion of the payments of principal or interest under any Note at the time owing to it) without the prior written consent of the Company.

7.4 Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York without regard to principles of conflict of laws.

7.5 Jurisdiction.

(a) The sole jurisdiction, venue and dispute resolution procedure for all disputes, controversies or claims (whether in contract, tort or otherwise) arising out of, relating to or otherwise by virtue of this Agreement, breach of this Agreement or the transactions contemplated by this Agreement shall be the United States District Court for the Southern District of New York, and the Parties consent to the jurisdiction of such court and waive any objection to the venue of such proceeding. Each of the parties agrees that process may be served upon it in the manner specified below and irrevocably waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction, or to such manner of service of process.

(b) All notices, deliveries, requests, waivers, approvals, consents and other communications (each, a “Notice”) pursuant to this Agreement will be in writing and shall be delivered personally, telecopied or delivered by globally recognized express delivery service to the Company at the addresses or facsimile numbers set forth below and to the each Lender to the mailing address or facsimile number set forth on Schedule A, corresponding to such Lender. Any such Notice will be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of telecopy, on the business day after the day that the party giving notice receives electronic confirmation of sending from the sending telecopy machine (provided that the original thereof also is sent contemporaneously by another method set forth in this Section 7.5(b)), and (c) in the case of a globally recognized express delivery service, on the Business Day that receipt by the addressee is confirmed pursuant to the service’s systems.

If to the Company:

Aradigm Corporation

3929 Point Eden Way

Hayward, California 94545

Facsimile: (510) 265-8878

Attention: John Siebert

7.6 WAIVER OF RIGHT TO TRIAL BY JURY. EXCEPT AS LIMITED BY APPLICABLE LAW, EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

7.7 Electronic Transmission; Counterparts. This Agreement may be executed by electronic transmission (PDF or facsimile) or in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.8 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.9 Taxes. The Company will pay all taxes and fees (including interest and penalties) including, without limitation, all recording and filing fees, issuance and documentary stamp and similar taxes, which may be payable in respect of the execution and delivery of each of this Agreement and the Notes.

7.10 Payments Set Aside. To the extent that any payment by or on behalf of the Company is made to a Lender, or a Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any debtor relief law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) the Company agrees to pay to such Lender upon demand its applicable share of any amount so recovered from or repaid to such Lender.

7.11 Entire Agreement. This Agreement, the Representations and Warranties constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof, and supersede any prior agreements between the parties regarding the subject matter hereof. No party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein.

7.12 Amendments and Waivers. Any term of this Agreement and the Notes may be amended and the observance of any term of this Agreement and Notes may be waived (either generally or in a particular instance, and either retroactively or prospectively), solely with the written consent of the Company and the Lenders or Lender, as applicable.

7.13 Further Assurances. The Company agrees to execute and deliver, by the proper exercise of its corporate power, all such other and additional instruments and documents and do all such other acts and things as may be necessary to effectuate the transactions contemplated by this Agreement.

7.14 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid, legal and enforceable under all applicable laws and regulations. If, however, any provision of this Agreement shall be invalid, illegal or unenforceable under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be invalid, illegal or unenforceable only to the extent of such invalidity, illegality or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality or enforceability of such provision in any other jurisdiction.

7.15 Delays or Omissions; Remedies Cumulative. No delay or omission to exercise any right, power or remedy accruing to a Lender under this Agreement or the Notes, upon any breach or default of the Company under the Agreement or the Notes, shall impair any such right, power or remedy of such Lender nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of a Lender of any breach or default under this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to a Lender, shall be cumulative and not alternative.

7.16 Legends. Each Note may bear a form of the following legends:

“THIS SENIOR PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE “ACT”). NO SALE, PLEDGE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT.”

7.17 Termination.

(a) The obligations of the Company, on the one hand, and Grifols, on the other hand, to effect a Subsequent Closing shall terminate as follows:

(i) before the first Subsequent Closing, upon the mutual written consent of the Company and Grifols;

(ii) by the Company if the representations and warranties of Grifols contained in Section 4 shall be untrue or incorrect in any material respect on and as of the date of each Subsequent Closing with the same effect as though such representations and warranties had been made on and as of the date of such Subsequent Closing, and shall not have been waived by the Company; and

(iii) by Grifols (i) upon the occurrence of an Adverse Decision, or (ii) if any of the conditions set forth in Sections 5.1, 5.2, 5.3 or 5.4 shall have become incapable of fulfillment and shall not have been waived by Grifols;

provided, however, that the party seeking to terminate its obligation to effect the Subsequent Closing shall not then be in breach of any of its representations, warranties, covenants or agreements contained in this Agreement if such breach has resulted in the circumstances giving rise to such party’s seeking to terminate its obligation to effect the Closing.

(b) Nothing in this Section 7.17 shall be deemed to release any party from any liability for any breach by such party by the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:

ARADIGM CORPORATION

By:	/s/ John Siebert
Name:	John Siebert
Title:	Executive Chairman, Interim Principal Executive Officer and Acting Principal Financial Officer

[SENIOR NOTE PURCHASE AGREEMENT SIGNATURE PAGE]

LENDERS:

Grifols Worldwide Operations Ltd.

By:	/s/ Alfredo Arroyo
Name:	Alfredo Arroyo
Title:	Director and Chief Financial Officer

[SENIOR NOTE PURCHASE AGREEMENT SIGNATURE PAGE]

LENDERS:

21 APRIL FUND, LTD.

By:	/s/ Michael M. Kellen
Name:	Michael M. Kellen
Title:	Portfolio Manager

21 APRIL FUND, LP

By:	/s/ Michael M. Kellen
Name:	Michael M. Kellen
Title:	Portfolio Manager

FIRST EAGLE VALUE IN
BIOTECHNOLOGY MASTER FUND, LTD.

By:	/s/ Daniel DeClue
Name:	Daniel DeClue
Title:	Portfolio Manager

[SENIOR NOTE PURCHASE AGREEMENT SIGNATURE PAGE]

SCHEDULE A

Lender	Lender’s Commitment	Address for Notice
Grifols Woldwide Operations Ltd.	$991,666.66	Grifols Worldwide Operations Ltd. Grange Castle Business Park Grange Castle Clondalkin, Dublin 22, Ireland

First Eagle Value in Biotechnology Master Fund, Ltd.	$350,000.00

Bank of America Merrill Lynch

F/A/O First Eagle Value in Biotechnology Master Fund, Ltd (843-30315D3)

Asset Management Services

222 Broadway, 11th Floor

New York, NY 10038

Attn: William Leggio

william.j.leggio@baml.com

Phone: 646-743-0031

With Copy to:

Timothy Connolly

First Eagle Investment Management, LLC

1345 Avenue of the Americas, 48th Fl

New York, NY 10105

timothy.connolly@feim.com;

FEIM.PF.Statements@feim.com;

Phone: 212-698-3431

21 April Fund, LP	$143,000.00

Bank of America Merrill Lynch

F/A/O 21 April Fund, LP (843-25315D0)

Asset Management Services

222 Broadway, 11th Floor

New York, NY 10038

Attn: William Leggio

william.j.leggio@baml.com

Phone: 646-743-0031

With Copy to:

Timothy Connolly

First Eagle Investment Management, LLC

1345 Avenue of the Americas, 48th Fl

New York, NY 10105

timothy.connolly@feim.com;

FEIM.PF.Statements@feim.com;

Phone: 212-698-3431

21 April Fund, Ltd.	$557,000.00

Bank of America Merrill Lynch

F/A/O 21 April Fund, Ltd (843-26315D9)

Asset Management Services

222 Broadway, 11th Floor

New York, NY 10038

Attn: William Leggio

william.j.leggio@baml.com

Phone: 646-743-0031

With Copy to:

Timothy Connolly

First Eagle Investment Management, LLC

1345 Avenue of the Americas, 48th Fl

New York, NY 10105

timothy.connolly@feim.com;

FEIM.PF.Statements@feim.com;

Phone: 212-698-3431

SCHEDULE A

EXHIBIT A

Form of Senior Promissory Note

THIS SENIOR PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). NO SALE, PLEDGE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT.

SENIOR PROMISSORY NOTE

$[•]	[•], [•]
Hayward, California

For value received, Aradigm Corporation, a California corporation (the “Company”), promises to pay to the order of [•], an entity formed under the laws of [•] (together with its successors and assigns, the “Holder”, and together with the Company, the “Parties”), the principal sum of [•] dollars ($[•]), together with interest accrued but unpaid hereon, upon the terms of this Senior Promissory Note (this “Note”).

1. NOTE; SECURITY; RELATED AGREEMENTS. THIS NOTE IS ISSUED PURSUANT TO THE TERMS OF THAT CERTAIN SENIOR NOTE PURCHASE AGREEMENT, DATED AS OF APRIL 13, 2018, BY AND AMONG THE COMPANY AND THE PURCHASERS NAMED ON SCHEDULE A THERETO (AS AMENDED OR OTHERWISE MODIFIED FROM TIME TO TIME IN ACCORDANCE WITH THE TERMS THEREOF, THE “NOTE PURCHASE AGREEMENT”). THIS NOTE IS SUBJECT TO AMENDMENT AND WAIVER AS PROVIDED THEREIN. CAPITALIZED TERMS NOT OTHERWISE DEFINED HEREIN SHALL HAVE THE MEANINGS ASCRIBED TO THEM IN THE NOTE PURCHASE AGREEMENT.

2. Interest.

(a) This Note shall bear interest at the rate of 9.0% per year from [•]1 or from the most recent date to which interest has been paid or provided for to, but excluding, the next scheduled Interest Payment Date (as defined below) until May 1, 2021, unless earlier redeemed pursuant to and in accordance with the provisions hereof. Accrued interest on this Note shall be computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of actual days elapsed over a 30-day month. Interest is payable semi-annually in arrears on each May 1 and November 1 (each such date, an “Interest Payment Date”), commencing on [•]2, 2018. Unless the Company elects otherwise, all accrued interest payable subsequent to, and including, the interest payment payable on [•]3, 2018, will be capitalized on the applicable Interest Payment Date by adding such accrued interest to the

[1]	Insert date of the applicable Closing.
[2]	Insert May 1 if the applicable Closing occurs prior to May 1 or November 1 if the applicable Closing occurs after May 1.
[3]	Insert May 1 if the applicable Closing occurs prior to May 1 or November 1 if the applicable Closing occurs after May 1.

principal balance of the outstanding Notes, at which time such interest shall be deemed to have been paid for all purposes hereunder. For the avoidance of doubt, following an increase in the principal amount of the Note as a result of a capitalization of accrued interest in accordance with the foregoing, the Note will bear interest on such increased principal amount from and after the applicable Interest Payment Date. Rather than capitalizing a payment of accrued interest, the Company may elect to pay such accrued interest in cash. The Company shall evidence such election with respect to any Interest Payment Date by sending a Notice to that effect to the Holder in writing at least five (5) business days prior to such Interest Payment Date.

(b) Notwithstanding the foregoing, any election by the Company to pay accrued interest in cash must be made with respect to all issued and outstanding Notes (as defined in the Note Purchase Agreement, such notes are collectively referred to herein as the “Series Notes”). For the avoidance of doubt, the Company may not make an election to pay accrued in cash with respect to only certain of the Series Notes.

3. Maturity. Unless earlier cancelled pursuant to the terms hereof, the outstanding principal and accrued but unpaid interest shall be immediately due and payable on May 1, 2021 (the “Maturity Date”).

4. Payment. All payments in respect of this Note shall be in immediately available lawful money of the United States of America. All payments in respect of this Note shall be made unconditionally in full without any deduction, set off, counterclaim or other defense. If any scheduled payment date is not a Business Day such payment shall be made on the next succeeding Business Day.

5. Redemption.

(a) This Note may be redeemed at the Company’s election at any time in whole or from time to time in part. The Company shall evidence such election by sending a Notice to that effect to the Holder (the “Notice of Redemption”) in writing at least 15 calendar days but no more than 60 calendar days before the redemption date.

(b) The Notice of Redemption shall state:

(i) the Redemption Price (as defined below),

(ii) if less than the entire principal amount of this Note is to be redeemed, the principal amount to be redeemed,

(iii) the redemption date, and

(iv) the place or places that payment will be made upon presentation and surrender of the principal amount of this Note to be redeemed.

(c) The redemption price for this Note will equal 100% of the principal amount being redeemed plus accrued and unpaid interest on the principal amount being redeemed up to, but excluding, the date of redemption (the “Redemption Price”).

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(d) Unless the Company defaults in the payment of the Redemption Price, interest will cease to accrue at the redemption date on any principal amount of this Note that has been called for redemption.

(e) In the event of a redemption of this Note in part only, the Note shall be surrendered at the place of payment set forth in the Notice of Redemption and the Company shall execute and deliver a new senior promissory note having the same terms as this Note in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered.

(f) This Note may not be redeemed if the principal amount of this Note has been accelerated, and such acceleration has not been rescinded, on or prior to the redemption date (except in the case of an acceleration resulting from a default by the Company in the payment of the Redemption Price with respect to this Note).

(g) Notwithstanding anything to the contrary contained in the Note Purchase Agreement or this Note, if more than one of the Series Notes issued pursuant to the Note Purchase Agreement is outstanding at a time when the Company elects to redeem any of the Series Notes, the Company must redeem amounts outstanding under all of the issued and outstanding Series Notes on a pro rata basis.

6. Tax. Any and all payments by the Company hereunder shall be made free and clear of and without deduction of any and all present or future taxes, levies, imposts, deductions, charges or withholdings imposed by any governmental authority (“Taxes”). The Company agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of any applicable governmental authority which arise from any payment made hereunder.

7. Consolidation and Merger. The Company shall not consolidate with or merge with or into another person, or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of the Company’s properties or assets in one transaction or series of transactions, to another person, unless:

(a) the resulting, surviving or transferee person (the “Successor Company”), if not the Company, shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

(b) the Successor Company (if not the Company) shall expressly assume all of the Company’s obligations under this Note; and

(c) immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing under the terms of this Note.

8. Rank. This Note shall rank pari passu with the Company’s 9.0% Convertible Senior Notes due 2021, issued pursuant to that certain Indenture, dated as of April 25, 2016, between the Company and U.S. Bank National Association, as trustee.

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9. Events of Default. For purposes hereof, the occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a) default in any payment of interest on this Note when due and payable, and the default continues for a period of 30 calendar days;

(b) default in the payment of principal of this Note, including capitalized interest, when due and payable on the Maturity Date, upon redemption, upon declaration of acceleration or otherwise;

(c) failure by the Company to comply with its obligations under Section 7 hereof;

(d) failure by the Company for 60 calendar days after a written Notice from the Holder has been received by the Company to comply with any of its other agreements contained in this Note;

(e) default by the Company or any subsidiary of the Company that is a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X under the Securities Exchange Act of 1934, as amended, (such subsidiary, a “Significant Subsidiary”) with respect to any mortgage, indenture, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $500,000 (or its foreign currency equivalent) in the aggregate of the Company and/or any such Significant Subsidiary, whether such indebtedness exists as of the date hereof or is thereafter created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise if such default shall not have been cured or waived or such acceleration shall not have been rescinded within 30 calendar days;

(f) a final judgment or judgments for the payment of $500,000 (or its foreign currency equivalent) or more (excluding any amounts covered by insurance) in the aggregate rendered against the Company or any Significant Subsidiary of the Company, which judgment is not paid, discharged or stayed within 60 calendar days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished;

(g) the Company or any Significant Subsidiary of the Company shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to the Company or any such Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or any such Significant Subsidiary or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due; and

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(h) an involuntary case or other proceeding shall be commenced against the Company or any Significant Subsidiary of the Company seeking liquidation, reorganization or other relief with respect to the Company or such Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or such Significant Subsidiary or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 30 consecutive calendar days.

Upon the occurrence and during the continuation of any Event of Default, in addition to any other remedies allowed by law, the unpaid principal amount of this Note, any accrued and unpaid interest and all other amounts payable hereunder may be declared by the Holder in a written Notice to the Company to be immediately due and payable, whereupon such acceleration the unpaid principal amount of this Note, any accrued and unpaid interest and all such other amounts shall become immediately due and payable without presentment, demand, protest or further notice of any kind. The Holder shall have all rights and may exercise any remedies available to it under law, successively or concurrently, including, but not limited to, the right to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Holder to or for the credit or the account of the Company against any of and all the obligations of the Company now or hereafter existing. Notwithstanding the foregoing, upon the occurrence and during the continuation of any Event of Default specified in Section 9(g) or 9(h) above, the unpaid principal amount of this Note and all other amounts payable hereunder shall be immediately due and payable without a written election or declaration unless otherwise determined by the Holder. Furthermore, any acceleration of the payment obligations of the Company hereunder may be waived with the written consent of the Holder.

10. Certain Waivers. The Company hereby waives demand, notice, presentment, protest and notice of dishonor unless otherwise expressly provided for in this Note.

11. Governing Law. The terms of this Note shall be construed in accordance with the laws of New York, as applied to contracts entered into by New York residents within the State of New York, which contracts are to be performed entirely within the State of New York. Notwithstanding any provision of this Note to the contrary, the rate of interest due on this Note shall not exceed the maximum rate permitted by applicable law. To the extent that any interest otherwise paid or payable by the Company to the Holder shall have been finally adjudicated to exceed the maximum amount permitted by applicable law, such interest shall be retroactively deemed to have been a required repayment of principal (and any such amount paid in excess of the outstanding principal amount shall be promptly returned to the Company).

12. Notice. Any notice required pursuant to the terms of this Note shall be given in accordance with the terms of Note Purchase Agreement.

13. Amendment. Any term of this Note may be amended, and the observance of any term of this Note may be waived, with the written consent of the Company and the Holder.

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14. Replacement of Notes. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and, if requested in the case of any such loss, theft or destruction, upon delivery of an indemnity bond or other agreement or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of such Note, the Company will issue a new Note, of like tenor and amount and dated the date to which interest has been paid, in lieu of such lost, stolen, destroyed or mutilated Note.

15. Cumulative Remedies. No remedy herein conferred upon the Holder is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every right other remedy now or hereafter existing at law or in equity or by statute or otherwise.

16. No Waiver. No course of dealing between the Company and the Holder or any delay on the part of the Holder in exercising any rights or remedies shall operate as a waiver of any such right or remedy of the Holder.

17. Successors and Assigns. This Note shall be binding on and inure to the benefit of and be enforceable by the Company, the Holder and their respective successors and assigns. The Company may not assign or otherwise transfer any of its rights or obligations under this Note without the prior written consent of the Holder. The Holder may not assign or otherwise transfer any of its rights or obligations under this Note to any person other than the Company without the prior written consent of the Company.

18. Severability. Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Note shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Note, or the validity or effectiveness of such provision in any other jurisdiction.

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This Note has been issued in reliance upon the representations of the Holder set forth in the Note Purchase Agreement.

COMPANY:

ARADIGM CORPORATION

By:

Name:
Title: